Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74V1 and 74V2

The Diamond Hill Funds offer Class Shares as seen within the breakout of total income distributions, NAV, income distributions per share and shares outstanding below.

Within the N-SAR, the total income dividends (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:
        72DD1-74U1  Class A,where applicable
        72DD2-74U2  Class C, Class I and Class Y Shares, where
			 applicable

The following is a class breakout of the total income distributions (000's), NAVs,income distributions per share and shares outstanding (000's) at June 30, 2013:

			Total Income  Income
			Distributions Distributions
			(000s)	      per share		NAV

Class A Shares
Small Cap Fund	    		-	-		30.09
Small-Mid Cap Fund		-	-		15.90
Large Cap Fund			-	-		19.57
Select Fund			-	-		12.87
Long-Short Fund			-	-		20.39
Research Opportunities Fund	-	-		21.75
Financial Long-Short Fund	-	-		16.33
Strategic Income Fund    	1,055	0.28		10.99

Class C Shares
Small Cap Fund	    		-	-		27.56
Small-Mid Cap Fund		-	-		15.13
Large Cap Fund			-	-		18.84
Select Fund			-	-		12.58
Long-Short Fund			-	-		18.95
Research Opportunities Fund	-	-		21.54
Financial Long-Short Fund	-	-		15.38
Strategic Income Fund    	589	0.24		10.97

Class I Shares
Small Cap Fund	    		-	-		30.44
Small-Mid Cap Fund		-	-		16.01
Large Cap Fund			-	-		19.67
Select Fund			-	-		12.86
Long-Short Fund			-	-		20.64
Research Opportunities Fund	-	-		21.79
Financial Long-Short Fund	-	-		16.29
Strategic Income Fund    	2,692	0.29		10.97

Class Y Shares
Small Cap Fund	    		-	-		30.45
Small-Mid Cap Fund		-	-		16.02
Large Cap Fund			-	-		19.68
Select Fund			-	-		12.87
Long-Short Fund			-	-		20.66
Research Opportunities Fund	-	-		21.82
Financial Long-Short Fund	-	-		-
Strategic Income Fund    	85	0.30		10.96